UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 20, 2019

PVH CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-07572	13-1166910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Madison Avenue New York, New York		11751
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code (212) 381-3519

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01   Regulation FD Disclosure.
On February 20, 2019, PVH Corp. ("PVH") issued a press release to announce that a newly formed wholly owned subsidiary had entered into a definitive agreement to acquire the approximately 78% interest in Gazal Corporation Limited ("Gazal") that PVH does not already own. Gazal, which is listed on the Australian Stock Exchange, is a leading apparel supplier and retailer in Australasia. A copy of this press release is attached as Exhibit 99.1 to this report.
PVH and Gazal jointly own and manage a joint venture, PVH Brands Australia Pty Limited ("PVH Brands Australia"), which will come under PVH's full ownership if the acquisition of Gazal is completed. PVH Brands Australia licenses and operates businesses under PVH's CALVIN KLEIN, TOMMY HILFIGER and Van Heusen brands, as well as other licensed and Gazal-owned brand names, such as Pierre Cardin, Bracks and Nancy Ganz. The closing is subject to customary conditions, including shareholder, court and regulatory approvals, and is expected to occur in the second quarter of 2019.
The transaction is expected to result in a material increase to PVH's 2019 earnings per share on a GAAP basis, as PVH expects to record a noncash gain to write-up its equity investments in Gazal and PVH Brands Australia to fair value. Excluding this noncash gain, the transaction is expected to be slightly accretive to PVH's 2019 earnings on a non-GAAP basis.
The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, regardless of any general incorporation language in such filing.
Item 9.01  Financial Statements and Exhibits.
(d)  Exhibits.
Exhibit No. Description of Exhibit
99.1 Press Release, issued by PVH Corp. on February 20, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer Executive Vice President

Date: February 20, 2019